UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2008

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50534	77-0485570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5480 Great America Parkway, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 773-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2008, the Compensation Committee of the Registrant’s Board of Directors approved the 2008 bonus plan for the Chief Executive Officer, the Chief Financial Officer and other executive officers, which will be based on the Registrant’s achievement of certain financial corporate performance objectives and certain individual non-financial performance objectives specific to each officer. The financial corporate objectives are specifically tied to corporate revenue, operating income, gross margin, earnings per share, days sales are outstanding, and inventory turns in 2008. The non-financial objectives include individual objectives related to personal and organizational operational excellence by each executive officer. Each executive officer is entitled to receive a bonus for the achievement of baseline corporate financial objectives and operational and individual performance objectives as follows: up to 75% of base salary for the Chief Executive Officer, up to 50% of base salary for the Vice President and General Manager of Wireless Networking, up to 45% of base salary for the Chief Financial Officer and the Vice President of Operations, and up to 17.5% of base salary for the Vice President of Sales. Each executive officer is also entitled to receive an additional bonus for the achievement of higher levels of corporate financial and operational and individual performance objectives as follows: up to 75% of base salary for the Chief Executive Officer, up to 50% of base salary for the Vice President and General Manager of Wireless Networking, up to 40% of base salary for the Chief Financial Officer, up to 35% of base salary for the Vice President of Operations, and up to 5% of base salary for the Vice President of Sales. If earned, these bonuses are expected to be paid in early 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2008

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Jack R. Lazar
Name:	Jack R. Lazar
Title:	Vice President and Chief Financial
Officer

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